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                                                                     EXHIBIT 3.5



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       AMERICANA ENTERTAINMENT GROUP, INC.

                  The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 22, 1991.

                  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of Delaware (the "Law").

                                    ARTICLE I

                  The name of the Corporation is Americana Entertainment Group, Inc.

                                   ARTICLE II

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Law.

                                   ARTICLE III

         A. The Corporation is authorized to issue a total of 15,000,000 shares of two classes of stock: 10,000,000 shares of Common Stock ($.01 par value) and 5,000,000 shares of Preferred Stock ($.01 par value).

         B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the stockholders. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

         C. The Board of Directors is authorized, subject to limitations prescribed by the Law, and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

                  (1) The number of shares in and the distinguishing designation of that series;

                  (2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Law;


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                                                                               2


                  (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provisions for adjustment of the conversion rate in circumstances determined by the Board of Directors;

                  (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

                  (5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

                  (6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

                  (7) Any other rights, preferences and limitations of that series that are permitted by law.

         D. There shall be initially two series of Preferred Stock consisting of 1,600,000 shares of Series A Preferred Stock, $0.01 par value ("Series A Preferred") and 1,000,000 shares of Series B Preferred Stock, $0.01 par value ("Series B Preferred"). The Series A Preferred and the Series B Preferred are herein sometimes referred to, collectively, as the "Preferred." Except as expressly set forth herein, the Series A preferred and the Series B Preferred shall be identical in all respects.

                  1. Voting Rights.

                  (a) Each holder of shares of Preferred shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which such shares of Preferred could be converted, pursuant to the provisions of this Section D, on the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, in accordance with Delaware law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred and the holders of Common Stock shall vote together and not as separate classes.

                  (b) Each holder of Series B Preferred shall be entitled to one vote for each share thereof held, and the Series B Preferred voting as a single class separate from the Common Stock and any other series of preferred, with respect to any of the following matters:

                    (i) the issuance of any class or series of securities of the Corporation having rights senior to or pari passu with the Series B Preferred as to dividend or liquidation preference or as to redemption preference in the event that funds are not legally available to satisfy such redemption preference as to all classes of stack


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                                                                               3

entitled to the benefit thereof, or the issuance of any other security convertible into or exchangeable for shares of such class or series;

                    (ii) any transaction that, to the actual knowledge of the Corporation, following reasonable inquiry of its legal counsel, will result in a deemed dividend to the holders of the Series B Preferred pursuant to section 305 of the Internal Revenue Code of 1986, as amended, or any rule or regulation adopted thereunder or any equivalent provision of federal law;

                    (iii) any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries other than to an entity controlled by the Corporation, or any consolidation or merger involving the Corporation in which the Corporation is not the surviving corporation and the holders of the Corporation's capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving corporation, or any sale of more than 50% of the Corporation's capital stock;

                    (iv) any change in the number of directors fixed by the Board of Directors pursuant to the Bylaws unless such change is approved by at least one of the directors elected as a representative of the holders of Series B Preferred pursuant to Section D.1(d) below; or

                    (v) any other matter as to which the Series B Preferred shall be entitled to vote as a separate class, or in a single class with other classes of voting stock, to the extent required by applicable law.

                  (c) Each holder of Series A Preferred shall be entitled to one vote for each share thereof held, the Series A Preferred voting as a single class separate from the Common Stock and any other series of preferred, with respect to any of the following matters;

                    (i) the issuance of any class or series of securities of the Corporation having rights senior to or pari passu with the Series A Preferred as to dividend or liquidation preference or as to redemption preference in the event that funds are not legally available to satisfy such redemption preference as to all classes of stock entitled to the benefit thereof, or the issuance of any other security convertible into or exchangeable for shares of such class or series;

                    (ii) any transaction that, to the actual knowledge of the Corporation, following reasonable inquiry of its legal counsel, will result in a deemed dividend to the holders of the Series B Preferred pursuant to section 305 of the Internal Revenue Code of 1986, as amended, or any rule or regulation adopted thereunder or any equivalent provision of federal law;

                    (iii) any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries other than to an entity controlled by the Corporation, or any consolidation or merger involving the Corporation in which the Corporation is not the surviving corporation and the holders of the


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                                                                               4


Corporation's capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving corporation, or any sale of more than 50% of the Corporation's capital stock;

                    (iv) any change in the number of directors fixed by the Board of Directors pursuant to the Bylaws unless such change is approved by at least one of the directors elected as a representative of the holders of Series B Preferred pursuant to Section D.1(d) below; or

                    (v) any other matter as to which the Series B Preferred shall be entitled to vote as a separate class, or in a single class with other classes of voting stock, to the extent required by applicable law.

                  (d) In addition, with respect to any vote relating to an event described in Sections D.1(b) and (c), approval of such event shall require the affirmative vote of each of the Series A Preferred and Series B Preferred and the Common Stock, voting as separate classes. Except as otherwise required by Delaware law, the affirmative vote of a majority of the shares voting thereon of any series or class shall constitute the affirmative vote of that series or class.

                  (e) For so long as not less that 300,000 shares of Preferred remain outstanding, as appropriately adjusted for stock splits, stock dividends, recapitalization ,and the like (collectively, ("Recapitalization Events")), the Board of Directors of the Corporation shall consist of seven directors. The holders of Series B Preferred shall be entitled, voting as a separate class, to elect one member of the Board of Directors of the Corporation. The holders of Series A Preferred shall be entitled, voting as a separate class, to elect three members of the Board of Directors of the Corporation. The holders of shares of Common Stock shall be entitled, voting as a separate class, to elect three members of the Board of Directors of the Corporation. The holders of shares of Common Stock shall be entitled, voting as a separate class, to elect three members of the Board of Directors of the Corporation. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Series A Preferred, Series B Preferred or Common Stock voting as a separate class shall be filled by the vote or written consent of the holders of the class or series that elected such director or, in the absence of action by such holders, by action of the remaining director or directors elected by the holders of such class or series.

                  2. Dividend Rights.

                  (a) The holders of the then outstanding Preferred will be entitled to receive in any calendar year, when and as declared by the Board of Directors, out of any funds legally available therefor, noncumulative dividends at the rate of $0.30 per share of Series A Preferred (the "Series A Preferred Dividend") and $0.50 per share of Series B Preferred (the "Series B Preferred Dividend") (appropriately adjusted for stock splits and combinations), payable in preference and priority to any payment of any dividend on Common Stock for such year.


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                                                                               5

                  (b) Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Common Stock in any calendar year only if dividends shall have been paid, or declared and set apart for payment, on account of all shares of Preferred then issued and outstanding, for such calendar year in an amount per share at least equal to the amount such Preferred would be entitled to receive if such Preferred were converted into Common Stock.

                  (c) Dividends may be paid or declared and set aside in respect of either of the Series A Preferred or the Series B Preferred in any calendar year only if dividends in respect of the other series of Preferred have been paid, or declared and set aside, as the case may be, at the same time and in ratable amounts in proportion to the Series A dividend and Series B Dividend.

                  3. Liquidation Rights.

                  (a) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of record of shares of Series A Preferred shall be entitled to receive, out of the assets of the Corporation legally available therefor, a sum (the "Series A Liquidation Preference Amount") equal to $3.00 per share of Series A Preferred, as appropriately adjusted for Recapitalization Events, plus an additional amount equal to (i) $.45 per annum per share from the date of the initial sale of the Series A Preferred (the "Series A Issue Date") until one (1) year from the Series B Issue Date and (ii) $.30 per annum per share thereafter, plus dividends, if any, then declared and unpaid on account of shares of Series A Preferred, before any payment shall be made or any assets distributed to the holders of shares of Common Stock.

                  (b) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of record of shares of Series B Preferred shall be entitled to receive, out of the assets of the Corporation legally available therefor, a sum (the "Series B Liquidation Preference Amount") equal to $5.00 per share of Series B Preferred, as appropriately adjusted for Recapitalization Events, plus an additional amount equal to $.50 per annum from the date of the initial sale of the Series B Preferred (the "Series B Issue Date"), plus dividends, if any, then declared and unpaid on account of shares of Series B Preferred, before any payment shall be made or any assets distributed to the holders of shares of Common Stock.

                  (c) after payment to the holders of record of the shares of the Preferred of the foregoing amounts, the remaining assets of the Corporation shall be distributed in like amounts per share to the holders of record of the Common Stock, up to a sum equal to $1.44 per share of Common Stock, as appropriately adjusted for Recapitalization Events. Thereafter, the remaining assets of the Corporation shall be distributed in like amounts per share to the holders of record of the Corporation's stock, each share of Preferred being treated as the number of shares of Common Stock into which it could then be converted for such purpose.



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                                                                               6


                  (d) the Series A Preferred and the Series B Preferred shall rank pari passu with each other with respect to any liquidation, dissolution, or winding up, whether voluntary or involuntary. If, upon any liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of the Preferred shall be insufficient to permit payment to such holders of the full Series A Liquidation Preference Amount and Series B Liquidation Preference Amount, then the entire assets of the Corporation to be distributed shall be distributed as follows: (i) ratably among the holders of Preferred in proportion to $3.00 per share of Series A Preferred and $5.00 per share of Series B Preferred; and (ii) after payment in full to the holders of record of the shares of Preferred of the foregoing amounts, ratably among the holders of Preferred in proportion to the remaining unpaid Series A Liquidation Preference Amount and the remaining unpaid Series B Liquidation Preference Amount.

                  (e) A consolidation or merger of the Corporation with or into any other corporation or corporations except where the Corporation is the surviving entity, or a sale of all or substantially all of the assets of the Corporation, shall each be deemed, at the election of the holders of record of at least a majority of the then outstanding shares of each of Series A Preferred and Series B Preferred voting as separate classes, to be a liquidation, dissolution or winding up within the meaning of this Section D.3, with the sole effect that the value of the property that in distributed to each holder of Common Stock or Preferred pursuant to such transaction is as nearly equal as possible to the amount such holder would have received had the Corporation engaged in a liquidation and distributed assets having a value equal to the aggregate consideration to be paid to the holders of Common Stock and Preferred in connection therewith. For purposes of this Section D.3(e), the property to be distributed to the stockholders of the Corporation pursuant hereto shall have a value as determined in good faith by the Board of Directors of the Corporation.

                  4. Conversion Rights.

                  (a) Right to Convert.

                    (i) Optional Conversion. Each share of Preferred shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Preferred, into Common Stock. The number of shares of Common Stock into which one share of Preferred will be converted will be equal to the $3.00 in the case of Series A Preferred and $5.00 in the case of Series B Preferred (the "Original Purchase Price") divided by the Conversion Price as hereinafter defined) then in effect for each series of Preferred, such conversion ratio being referred to as the "Conversion Rate." The initial Conversion Price for the Preferred will be the Original Purchase Price and will be subject to adjustment as provided herein. Upon any decrease or increase of the Conversion Price or the Conversion Rate for each series of Preferred as described in this Section D.4, the Conversion Rate or Conversion Price, as the case may be, for each series of Preferred will be increased or decreased appropriately.


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                                                                               7

                    (ii) Automatic Conversion of Preferred Stock. Each share of Preferred will be converted into shares of Common Stock at the then effective Conversion Rate:

                    (A) immediately upon the closing of the sale of stock pursuant to a registration statement under the Securities Act of 1933, as amended, for a firmly underwritten public offering (other than a registration of Form S-8, Form S-4 or comparable forms) of the Corporation's Common Stock that results in aggregate cash proceeds (prior to underwriters' commissions and expenses) to the Corporation of more than $7,500,000, and that has a public offering price of less than $5.00 per share in the case of the Series A Preferred and $8.50 per share in the case of the Series B Preferred (in each case as appropriately adjusted for Recapitalization Events); or

                    (B) immediately upon the affirmative vote or written consent of the holders of at least 80% of the then outstanding shares of Preferred.

                    (iii) Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Preferred, and any fractional share that otherwise would result from conversion by a holder of all of the holder's shares of Preferred (taken together as a group) will be redeemed by payment in an amount equal to such fraction of the then effective Conversion Price as promptly as funds legally are available therefor.


                  (b) Mechanics of Conversion. Any holder of Preferred wishing to convert shares of Preferred into Common Stock pursuant to Section D.4(a)(i) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred and will give the Corporation written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Any conversion pursuant to Section D.4(a)(i) shall be deemed to be effective for all purposes upon receipt by the Corporation or a transfer agent for the Preferred of such certificates, duly endorsed, and such written notice and shall be deemed to have been made immediately prior to the close of business on the date thereof. As soon as practicable after the effectiveness of any conversion of Preferred and receipt by the Corporation or the appropriate transfer agent of certificates representing such Preferred, duly endorsed, together with written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued, the Corporation shall cause to be issued and delivered pursuant to the written instructions of the holder of the converted Preferred certificates representing the Common Stock into which such Preferred has been converted; provided, however, that the Corporation shall not be required to issue certificates for Common Stock in any name other than that of the holder in the absence of assurances reasonably satisfactory to the Corporation that all stamp and other transfer taxes relating to the transfer of such securities have been or will be paid. Notwithstanding any issuance or lack thereof of certificates representing Common Stock, from and after the effectiveness of any conversion of Preferred, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated by the Corporation for all purposes as the


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                                                                               8


record holders of the Common Stock obtainable upon such conversion and shall cease to have any other rights of holders of Preferred.

                  (c) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of any series of Preferred, then the existing Conversion Price for any such series of Preferred will be decreased or increased proportionately.

                  (d) Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time makes or issues, or fixes a record date for the determination of holders of Common Stock (but not holders of Preferred) entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date. In each such event, the then existing Conversion Rate for any series of Preferred will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the then effective Conversion Rate for such series of Preferred by a fraction,

                    (i) the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common Stock issuable in payment of such Common Stock Equivalents, and

                    (ii) the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for the Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Preferred will be adjusted pursuant to this Section D.4(d) as of the time of actual payment of such dividends or distribution.

                  (e) Adjustment for Sale of Shares. If at any time the Corporation issues or sells any shares of its Common Stock, other than (i) shares of Common Stock issuable on conversion of Preferred, (ii) up to 400,000 shares (net of repurchases of same) of Common Stock issued or issuable either directly or upon


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exercise of options to employees, officers, directors and consultants of the
Corporation ("Incentive Shares"), and (iii) 100,000 shares of Common Stock issuable on exercise of warrants held by certain holders of Series A Preferred for a consideration per share less than the Conversion Price of any series of Preferred in effect on the date of and immediately prior to such issue, then and in each such case, the Conversion Price for such series of Preferred will be reduced to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction,

                    (i) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issue would purchase at such applicable Conversion Price, and

                    (ii) the denominator of which will be the number of shares of Common Stock outstanding immediately after the Common Stock proposed to be issued or sold is issued or sold;

provided that such fraction will in no event be greater than one (1). For purposes of this Section D.4(e), any shares of Common Stock issuable upon conversion of then outstanding Preferred, any Incentive Shares (to the extent outstanding or issuable pursuant to outstanding options) or any shares of Common Stock issuable pursuant to Common Stock Equivalents will be deemed to be outstanding immediately prior to the issue giving rise to the adjustment.

                  For the purpose of making any adjustment in any Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Common Stock will be computed:

                    (A) to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

                    (B) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors; and

                    (C) if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

                  If the Corporation (a) grants any rights or options (other than rights or options issued to acquire Incentive Shares) to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (b) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock


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                                                                              10


issuable on the exercise of the right or options or the conversion of the securities will be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by (y) the maximum number of shares of Common Stock issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Conversion Price for any series of Preferred will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price for any series of Preferred will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

                  Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price for any series of Preferred will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price for such series of Preferred then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (a) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (b) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

                  (f) No Impairment. the Corporation, whether by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section D.4 of the holders of any series of Preferred against impairment.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate of any series of Preferred pursuant to this Section D.4, the Corporation at its expense will compute such adjustment or readjustment in accordance with the terms hereof and prepare and promptly furnish to each holder of Preferred a certificate setting forth (i) such adjustment or readjustment and


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                                                                              11

showing in detail the facts upon which such adjustment or readjustment is based, (ii) the Conversion Rate for the Preferred held by such holder at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred held by such holder.


                  (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable Upon Conversion. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Preferred; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Preferred, in addition to such other remedies as may available to the holders of Preferred for such failure, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                  (j) Any notices required by the provisions of this Section D.4 to be given to the holders of shares of Preferred must be in writing and will be deemed given when delivered at the address of the recipient; provided, however, that such address shall have been furnished in writing to the person giving notice and the address shall be at an entity that maintains regular business hours (except for holidays) throughout the entire year. In the event that the address furnished is not at an entity that maintains regular business hours, notice shall be deemed given upon the earlier of personal delivery or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after deposit in a regularly maintained receptacle for the deposit of the United States main, addressed and mailed as aforesaid.

                  (k) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section D.4), provision shall be made so that each holder of Preferred will thereafter be entitled to receive upon conversion of such Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Preferred would have been entitled had such holder converted his shares of Preferred to Common Stock immediately prior to the recapitalization. In any such case, appropriate adjustment shall be made in the


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                                                                              12

application the provisions of this Section D.4 with respect to the rights of the holders of such Preferred after the recapitalization to the end that the provisions of this Section D.4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

                  5. Redemption.

                  (a) The Preferred shall be redeemable as provided in this Section D.5. The redemption price with respect to the Series A Preferred (the "Series A Redemption Price") shall be an amount equal to the sum of (i) $3.00 per share plus (ii) (x) $.45 per annum per share from the Series A Issue Date until one (1) year from the Series B Issue Date and (y) $.30 per annum per share thereafter plus (iii) any declared and unpaid dividends on the Series A Preferred. The redemption price with respect to the Series B Preferred (the "Series B Redemption Price") shall be an amount equal to the sum of (i) $5.00 per share plus (ii) $.50 per annum per share from the Series B Issue Date and
(iii) any declared and unpaid dividends on the Series B Preferred.

                  (b) On or at any time after August 31, 1996, within 45 days after the receipt by the Corporation from the holders of at least sixty percent (60%) of the then outstanding shares of Preferred of their written consent to redemption hereunder of their shares, the Corporation shall redeem all of the then outstanding shares of the Preferred, by paying in cash therefor a sum equal to the sum of the Series A Redemption Price and the Series B Redemption Price; provided, however, that the Corporation shall not be required to redeem more than fifty percent (50%) of the then outstanding shares of any series of Preferred prior to August 31, 1997.

                  (c) At least 30 but not more than 60 days prior to the date fixed for any redemption of the Preferred (a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record at the close of business on the business day next preceding the day on which notice is given (the "Redemption Record Date") of the Preferred, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation from such holder or given by the holder to the Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Series A Redemption Price and the Series B Redemption Price, as the case may be, the place at which payment may be obtained and the date on which such holder's conversion rights pursuant to Section D.4(a) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Preferred shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, in consideration of which the Redemption Price of such shares shall be promptly paid to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

                  (d) From and after the Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price and the Series B Redemption Piece, all rights of the holders of such shares as holders of the Preferred (except the right to receive the Series A Redemption Price and Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred on any Redemption Date are insufficient to redeem all outstanding shares of Preferred, those funds that are legally available will be used to redeem the maximum possible number of such shares (i) ratably among the holders of Preferred in proportion to $3.00 per share of Series A Preferred and $5.00 per share of Series B Preferred; and (ii) after payment in full to the holders of record of the shares of Preferred of the foregoing amounts, ratably among the holders of Preferred of the foregoing amounts, ratably among the holders of Preferred in proportion to the remaining unpaid Series B Redemption Amount. The shares of Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

                  (e) three days prior to the Redemption Date, the Corporation shall deposit the Series A Redemption Price and the Series B Redemption Price with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Series A Redemption Price and the Series B Redemption Price to the holders of Series A Preferred and Series B Preferred, as appropriate, upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this Section D.5(e) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section D.4 hereof no later than the close of business on the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section D.5(e) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred and payment of any bond requested by the Corporation, to receive such monies but without interest from the Redemption Date.

                                   ARTICLE IV

                  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Law. No amendment to the

Law that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                    ARTICLE V

                  the Corporation shall indemnify any current or former director or officer and may indemnify any current or former employee or agent of the Corporation to the fullest extent not prohibited by law, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current or former employee or agent, in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

                                   ARTICLE VI

                  Pursuant to Section 109 of the Law, the Board of Directors is authorized to the maximum extent permitted under the Law to adopt, amend or repeal from time to time any or all of the bylaws of the Corporation.

                                   ARTICLE VII

                  The street address and the mailing address of the Corporation's registered office in the State of Delaware is 15 E North Street, P.O. Box 899, Dover, Kent County, Delaware 19901 and the name of its registered agent at that address is Incorporating Services, Ltd.

                                                      /s/ C. Dennis Scott
                                                     ---------------------------
                                                     C. Dennis Scott, President


Attest:  /s/ Neal L. Wichard
       ----------------------------
       Neal L. Wichard, Secretary

                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       AMERICANA ENTERTAINMENT GROUP, INC.

                  Americana Entertainment Group, Inc. (the "Company"), a Delaware corporation, does hereby certify:

                  1. That on July 12, 1993, the Board of Directors of the Corporation duly adopted consent resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring the amendment to be advisable and stating that the amendment should be submitted to the stockholders of the Company for their consideration. The Board of Directors resolution setting forth the proposed amendment is as follows:

                  RESOLVED that the Board of Directors approves and recommends that the stockholders approve amending Article III, Section A of Company's Amended and Restated Articles of Incorporation to read in its entirety as follows:

                                  "ARTICLE III

                            A. THE Corporation is authorized to issue a total
                           of 25,000,000 shares of two classes of stock:
                           20,000,000 shares of Common Stock ($.01 par value) and 5,000,000 shares of Preferred Stock $.01 par value)."

                  2. That the amendment was submitted to the Company's stockholders, and on July 12, 1993, the stockholders approved the amendment by written consent.

                  3. That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: July 12, 1993


                            AMERICANA ENTERTAINHMENT GROUP, INC.


                            By: /s/ C. Dennis Scott
                               -----------------------
                                Dennis Scott
                                President


                            Attest: /s/ Neal L. Wichard
                                   -----------------------
                                   Neal L. Wichard
                                   Secretary

                       CERTIFICATE OF OWNERSHIP AND MERGER

                  Pursuant to ss. 253 of the Delaware General Corporation Law, Americana Entertainment Group, Inc., a Delaware corporation, makes this Certificate of Ownership and Merger:

                  1. The name and state of incorporation of each of the constituent corporations are as follows:

                   NAME                                 STATE OF INCORPORATION
     -----------------------------------                ----------------------
     Americana Entertainment Group, Inc.                      Delaware
     HomeTown Buffet, Inc.                                    Delaware
     MacKenzie Grill, Inc.                                    Delaware


                  2. Americana Entertainment Group, Inc. owns all of the outstanding shares of stock of each of HomeTown Buffet, Inc. and MacKenzie Grill, Inc.

                  3. On July 12, 1993, the Board of Directors of Americana Entertainment Group, Inc. duly adopted the resolutions attached as Exhibit A.

                  4. The surviving corporation is Americana Entertainment Group, Inc.

                  5. The Certificate of Incorporation of Americana Entertainment Group, Inc. shall be the certificate of incorporation of the surviving corporation, except that the name of the surviving corporation shall be changed to HomeTown Buffet, Inc.

Dated:  July 12, 1993

                            AMERICANA ENTERTAINHMENT GROUP, INC.


                            By: /s/ C. Dennis Scott
                               -----------------------
                                Dennis Scott
                                President


                            Attest: /s/ Neal L. Wichard
                                   -----------------------
                                   Neal L. Wichard
                                   Secretary

                                    EXHIBIT A



Merger of Subsidiaries

                  WHEREAS, the Board of Directors of the Company has fully considered the merger of the Company's wholly owned subsidiaries, HomeTown Buffet, Inc. ("HomeTown") and MacKenzie Grill, Inc. ("MacKenzie Grill"), with and into the Company;

                  RESOLVED, that the merger of HomeTown and MacKenzie Grill with and into the Company in accordance with the provisions of
                  Section 253 of the Delaware General Corporation Law, with the Company as the surviving entity in the merger and with the name of the Company being changed to HomeTown Buffet, Inc. as a result of the merger, is hereby authorized and approved.

                  RESOLVED, that the officers of the Company are hereby authorized and directed to execute, in the name and on behalf of the Company, a Certificate of Ownership and Merger in the form attached as Exhibit B, and to file and record such Certificate of Ownership and Merger with such public authorities and officers and to do and perform all such other acts and things as in their judgment shall be desirable or appropriate to effect the merger of HomeTown and MacKenzie Grill with and into the Company.

                            CERTIFICATE OF MERGER OF

                             COUNTRY DELAWARE, INC.

                                      INTO

                             HOMETOWN BUFFET, INC,.



         The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

           NAME                                          STATE OF INCORPORATION
   ----------------------                                ----------------------
   Country Delaware, Inc.                                        Delaware
   HomeTown Buffet, Inc.                                         Delaware

         SECOND: That a plan and agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.


         THIRD: That the name of the surviving corporation of the merger is HomeTown Buffet, Inc.


         FOURTH: That the certificate of incorporation of HomeTown Buffet, Inc., a Delaware corporation, the surviving corporation, shall be the certificate of incorporation of the surviving corporation, except that Article III, Section A of such Certificate of Incorporation is hereby amended to read in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share."


         FIFTH: That the executed plan and agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 9171 Towne Centre Drive, Suite 575, San Diego, California 92122.

         SIXTH: That a copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.


         IN WITHNESS WHEREOF, HomeTown Buffet, Inc. has caused the Certificate to be signed by C. Dennis Scott, its authorized officer, this 20th day of September, 1996.

                                             HOMETOWN BUFFET, INC.


                                             By: /s/ C. Dennis Scott
                                                 -------------------------------



                                             Title: Chairman
                                                    ----------------------------